UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):      July 24, 2003

Lithia Motors, Inc.
(Exact Name of Registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	0-21789 (Commission File Number)	93 - 0572810 (IRS Employer Identification No.

360 E. Jackson Street, Medford, Oregon Address of Principal Executive Office	97501 Zip Code

Registrant's telephone number including area code 541-776-6868

(Former name or former address, if changed since last report)      Not applicable

Item 7. Financial Statements and Exhibits
(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

The following Exhibits are filed as part of this Report.

Exhibit 99
Press Release

Item 9. Regulation FD Disclosure

On July 23, 2003, Lithia Motors, Inc. issued a press release, including certain forward looking statements, disclosing earnings for the quarter ended June 30, 2003.  All of the information in the press release, appearing in Exhibit 99, is not filed but is furnished pursuant to Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LITHIA MOTORS, INC.
(Registrant)
Date: July 24, 2003	By:	/s/ Kenneth E. Roberts
Kenneth E. Roberts Assistant Secretary

LITHIA MOTORS EARNS 46 CENTS PER SHARE; RAISES FULL YEAR ESTIMATES 10% TO $1.65 - $1.75

MEDFORD, Ore., July 23 /PRNewswire-FirstCall/ -- Lithia Motors, Inc. (NYSE: LAD) today announced that net earnings rose 7% to $8.5 million in the second quarter of 2003 compared to $7.9 million in the second quarter of 2002. Earnings per share rose 7% to $0.46 per share versus $0.43 in the same period last year. This exceeds First Call estimates of $0.33 per share by thirteen cents.

Lithia Motors also reported that total revenues for the second quarter increased 14% to $667.5 million from $584.3 million in the second quarter of 2002. New vehicle sales increased 27%, used vehicle sales increased 6%, parts/service sales increased 17%, and finance/insurance sales increased 15%. Lithia's retail used/new ratio for the quarter was 0.8:1. Finance and Insurance income per retail unit increased to $916 per unit compared to $902 in the second quarter of last year.

Second Quarter 2003 Highlights vs. Second Quarter 2002:

Margins:
Total Revenues:	+14%	Gross Margin:	15.9%
Same-Store Retail Sales:	+6%	SG&A as a % of Sales:	12.5%
Earnings Per Share:	+7%	Operating Margin (EBIT):	3.0%

Chairman and Chief Executive Officer, Sidney B. DeBoer, stated, "We continued to be aggressive in all of our markets in the second quarter of the year. New vehicle same-store sales for Lithia increased 13.3% for the quarter and 10.7% for the first six months of the year. New vehicle sales nationally were down 0.6% and 2.3% for the same periods of the year. This demonstrates our ability to continue to take market share and markedly outperform in a declining market. Our new vehicle gross margin increased 40 basis points from the first quarter of the year. The combination of strong new vehicle same-store sales and an improved margin helped drive our results for the quarter."

Jeffrey B. DeBoer, Senior Vice President and CFO added, "In the second quarter, Lithia completed three acquisitions; Lithia Auto Center of Missoula, MT; Lithia Dodge of Broken Arrow, OK and Lithia Dodge of Billings, MT. The stores have combined annualized sales of approximately $100 million. We have ample capital and credit lines to continue with our growth plans."

"In the second quarter we saw margins returning to more normalized levels. Our operating margin of 3.0% is still below historical averages but showed a notable 90 basis point improvement over the first quarter of the year. A substantial part of Sales General and Administrative Expense (SG&A) is the infrastructure we have developed for improving and integrating operations in our newly acquired stores. Operating margins should improve over time as we continue to leverage this infrastructure."

"Finally, our annual guidance for 2003 has been increased 10% to $1.65 -- $1.75 per share, and we are becoming more optimistic about the third quarter of the year, due to recent trends in our business," concluded Jeffrey B. DeBoer.

Lithia Motors will be providing more detailed information on the results for the second quarter of 2003 in its conference call scheduled for 11 a.m. PDT July 24, 2003. The live conference call can be accessed by calling 973-582-2700. To listen to a live webcast or hear a replay, log-on to: www.lithia.com -- go to Investor Relations -- and click on the Live Conference Call icon.

Lithia Motors, Inc. is a Fortune 1000 and Russell 2000 Company that sells 24 brands of new vehicles and operates 75 stores and 140 franchises in 12 states in the Western United States and over the Internet through "Lithia.com-America's Car & Truck Store." Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 91,478 new and used vehicles and had $2.38 billion in total revenue in 2002.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the "Safe-Harbor" provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation economic conditions, acquisition risk factors and others set forth from time to time in the company's filings with the SEC. Specific risks in this press release include growth opportunities, the ability to improve operating margins by increasing our sales, improved earnings for the balance of the year and third quarter results.

Additional Information

For additional information on Lithia Motors, contact: Jeff DeBoer, Senior VP and Chief Financial Officer at 541-776-6868 (E-mail: invest@lithia.com) or Dan Retzlaff, Director Investor Relations at 541-776-6819 (dretzlaff@lithia.com) or log-on to: www.lithia.com -- go to About Lithia -- Investor Relations

LITHIA MOTORS, INC.
(in thousands except per share and unit data)

Unaudited	Three Months Ended
	June 30,		Increase (Decrease)	% Increase (Decrease)
	2003	2002
New Vehicle Sales	$381,622	$300,605	$81,017	27.0%
Used Vehicle Sales	196,320	185,660	10,660	5.7
Service, Body & Parts Sales	64,361	54,995	9,366	17.0
Finance & Insurance	23,364	20,247	3,117	15.4
Fleet & Other Revenues	1,867	22,811	(20,944)	(91.8)
Total Revenues	667,534	584,318	83,216	14.2

Cost of Sales	561,572	491,436	70,136	14.3
Gross Profit	105,962	92,882	13,080	14.1
SG&A Expense	83,550	73,540	10,010	13.6
Depreciation/Amortization	2,438	1,895	543	28.7
Income from Operations	19,974	17,447	2,527	14.5

Flooring Interest Expense	(3,839)	(2,882)	(957)	33.2
Other Interest Expense	(1,586)	(1,464)	(122)	8.3
Other Income
(Expense), net	(280)	(177)	(103)	58.2
Pre-Tax Profit	14,269	12,924	1,345	10.4

Income Tax	5,750	4,989	761	15.3
Income Tax Rate	40.3%	38.6%
Net Profit	$8,519	$7,935	$584	7.4%

Shares Outstanding	18,379	18,454	(75)	(0.4)%
Diluted EPS	$0.46	$0.43	$0.03	7.0%

Unit Sales:
New	14,431	11,861	2,570	21.7%
Used - Retail	11,073	10,580	493	4.7
Used - Wholesale	6,989	6,151	838	13.6
Total Units Sold	32,493	28,592	3,901	13.6
Finance/Insurance per retail unit	$916	$902	$14	1.6

LITHIA MOTORS, INC.
(in thousands except per share and unit data)

Unaudited	Three Months Ended
	June 30,		Increase (Decrease)	% Increase (Decrease)
	2003	2002

Average Selling Price:
New	$26,445	$25,344	$1,101	4.3%
Used - Retail	14,694	14,619	75	0.5
Used - Wholesale	4,810	5,039	(229)	(4.5)

Key Financial Data:
Gross Profit Margin	15.9%	15.9%
SG&A as a % of Sales	12.5%	12.6%
Operating Margin	3.0%	3.0%
Pre-Tax Margin	2.1%	2.2%
Change in Total Retail
Same-Store Sales	5.7%	0.2%

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Unaudited	Six Months Ended
	June 30,		Increase (Decrease)	% Increase (Decrease)
	2003	2002

New Vehicle Sales	$705,070	$568,422	$136,648	24.0%
Used Vehicle Sales	373,306	368,972	4,334	1.2
Service, Body & Parts Sales	124,112	107,033	17,079	16.0
Finance & Insurance	44,578	38,079	6,499	17.1
Fleet & Other Revenues	3,945	26,210	(22,265)	(84.9)
Total Revenues	1,251,011	1,108,716	142,295	12.8

Cost of Sales	1,052,616	932,187	120,429	12.9
Gross Profit	198,395	176,529	21,866	12.4
SG&A Expense	161,612	141,276	20,336	14.4
Depreciation/Amortization	4,725	3,563	1,162	32.6
Income from Operations	32,058	31,690	368	1.2

Flooring Interest Expense	(7,541)	(5,219)	(2,322)	44.5
Other Interest Expense	(2,996)	(3,056)	60	(2.0)
Other Income
(Expense), net	(452)	(82)	(370)	451.2
Pre-Tax Profit	21,069	23,333	(2,264)	(9.7)

Income Tax	8,385	9,007	(622)	(6.9)
Income Tax Rate	39.8%	38.6%
Net Profit	$12,684	$14,326	$(1,642)	(11.5)%

Shares Outstanding	18,326	16,927	1,399	8.3%
Diluted EPS	$0.69	$0.85	$(0.16)	(18.8)%

Unit Sales:
New	27,052	22,277	4,775	21.4%
Used - Retail	21,079	20,944	135	0.6
Used - Wholesale	13,340	12,257	1,083	8.8
Total Units Sold	61,471	55,478	5,993	10.8
Finance/Insurance per retail unit	$926	$881	$45	5.1

LITHIA MOTORS, INC.
(In Thousands except per share and unit data)

Average Selling Price:
New	$26,064	$25,516	$548	2.1%
Used - Retail	14,584	14,548	36	0.2
Used - Wholesale	4,939	5,245	(306)	(5.8)

Key Financial Data:
Gross Profit Margin	15.9%	15.9%
SG&A as a % of Sales	12.9%	12.7%
Operating Margin	2.6%	2.9%
Pre-Tax Margin	1.7%	2.1%
Change in Total Retail Same-Store Sales	3.0%	0.6%

LITHIA MOTORS, INC.
Balance Sheet Highlights (Dollars in Thousands)
Unaudited

	June 30, 2003	December 31, 2002
Cash & Cash Equivalents	$55,010	$15,932
Trade Receivables (*)	91,443	82,173
Inventory	468,201	445,908
Other Current Assets	13,946	11,765
Total Current Assets	628,600	555,778

Real Estate, net	128,881	118,696
Equipment & Leases, net	63,455	58,215
Goodwill, net	199,269	185,212
Other Assets	28,629	24,148
Total Assets	$1,048,834	$942,049

Floorplan Notes Payable	$409,792	$364,635
Other Current Liabilities	81,636	64,835
Total Current Liabilities	491,428	429,470

Used Vehicle Flooring	60,028	63,000
Real Estate Debt	82,961	73,798
Other Long-Term Debt	53,857	30,914
Other Liabilities	26,336	24,874

Total Liabilities	$714,610	$622,056

Shareholders Equity	334,224	319,993

Total Liabilities & Shareholders' Equity	$1,048,834	$942,049

(*) Note: Includes contracts-in-transit of $48,284 and $41,493 for 2003 and 2002.

Other Balance Sheet Data (Dollars in Thousands)
Current Ratio	1.3x	1.3x
LT Debt/Total Cap (Excludes Used - Vehicle Flooring)	29%	25%
Working Capital	$137,172	$126,308